                                                                      EXHIBIT 16


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 16, 2002

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 16, 2002, of Butler Manufacturing Company Galesburg Hourly Employee Savings Trust Plan to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, except that we are not in a position to agree or disagree with the statement that the change was approved by the Administrative Committee of Butler Manufacturing Company Galesburg Hourly Employee Savings Trust Plan.

Very truly yours,

/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP